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EXHIBIT 21 -- SUBSIDIARIES OF J. ALEXANDER'S CORPORATION


                                               STATE OF
SUBSIDIARY                                   INCORPORATION
----------                                   -------------
VCE Restaurants, Inc.                           Tennessee
J. Alexander's Restaurants, Inc.                Tennessee
J. Alexander's Restaurants of Kansas, Inc.        Kansas
